Exhibit 10.28

PERFORMANCE BONUS PLAN CANCELATION AGREEMENT

This Performance Bonus Plan Cancelation Agreement (this “Agreement”) is entered into as of April 1, 2018 (the “Effective Date”), by the undersigned for the benefit of Adial Pharmaceuticals, Inc. (“Adial”), a Delaware corporation.

WHEREAS, the Company previously adopted a Performance Bonus Plan (the “PBP”) on February 17, 2015 and revised such PBP on April 15, 2017, under which PBP certain members of management (the “PBP Participants”) would be awarded cash and stock bonuses upon the consummation of transactions related to the raising of capital or the sale of equity or assets of the Company; and

WHEREAS, Prof. Bankole A. Johnson (“Johnson”), William B. Stilley (“Stilley”), and Joseph A. M. Truluck (“Truluck”) are the PBP Participants;

WHEREAS, on April 1, 2018, Johnson, Stilley, and Truluck were awarded 50,000, 197,673 and 44,636 shares of common stock in the Company, respectively, which shares are restricted for three (3) years (the “Shares”);

WHEREAS, on April 1, 2018, the Company increased the annual cash compensation of non-employee Chair of the Board that is to commence upon the completion of the Company’s planned initial public offering from $23,750 to $49,000, (the “Increase”);

NOW, THEREFORE, in consideration of good and valuable consideration, including, the issuance of the Shares and the Increase, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree that, as of the Effective Date, the PBP is canceled and of no further effect whatsoever.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent effective April 1, 2018.

Bankole A. Johnson	William B. Stilley	Joseph A. M. Truluck

/s/ Bankole A. Johnson	/s/ William B. Stilley	/s/ Joseph A. M. Truluck